Exhibit 99.1

RF Industries Reports First Quarter Fiscal Year 2024 Financial Results

SAN DIEGO, CA, March 18, 2024 – RF Industries, Ltd. (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced first quarter fiscal year 2024 financial results for the quarter ended January 31, 2024.

First Quarter Fiscal Year 2024 Highlights and Operating Results:

●	Net sales were $13.5 million; down 15.2% from $15.9 million in the fourth quarter of fiscal 2023 and down 26.6% from $18.3 million in the prior-year quarter.
●	Backlog of $16.2 million at the end of the first quarter on bookings of $13.6 million. As of today, the backlog stands at $19.3 million.
●	Gross profit margin was 24.5% compared to 27.7% in the first quarter of fiscal 2023, primarily related to the decrease in sales.
●

Operating loss was $2.1 million, down $916,000 from the first quarter of fiscal 2023, primarily due to lower sales volume and lower contribution from higher margin products, offset by lower operating expenses in the first quarter 2024.

●	Consolidated net loss was $1.4 million or $0.13 per diluted share, compared to consolidated net loss of $1.2 million or $0.11 per diluted share in the first quarter of fiscal 2023.
●	Non-GAAP net loss was $590,000 or $0.06 per diluted share, compared to non-GAAP net loss of $25,000, or $0.00 per diluted share in the first quarter of fiscal 2023.
●	Adjusted EBITDA loss was $1.1 million down from income of $78,000 in the first quarter of fiscal 2023.
●	The Company successfully refinanced the outstanding term loan with a new asset-based revolver with a new lender.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Loss" and "Unaudited Reconciliation of Net Loss to Adjusted EBITDA" below for additional information.

Management Commentary

“The challenging environment of reduced capital spend that we dealt with throughout fiscal 2023 continued into the first quarter of 2024. While our first quarter has always been seasonally our slowest period, our results were lower than we anticipated primarily due to customer shipments and orders that were delayed but not cancelled. Despite this, we are encouraged that many projects, which have been in the sales pipeline for several quarters, began to convert into purchase orders in February,” said Robert Dawson, Chief Executive Officer of RF Industries.

“Even better, this increase in new orders is primarily high-value products like our DAC thermal cooling solutions and small cell shrouds being purchased by multiple customers in the Tier 1 Wireless Carrier Ecosystem. All of this renewed activity has led to a substantial increase of $3.1 million to our backlog, which now stands at $19.3 million. The improving order flow and backlog give us confidence that we should see improving results going forward.”

Dawson continued, “On another positive note, we recently announced the promotion of Ray Bibisi to President of RFI. Since joining the Company in 2020, Ray has been an integral part of RFI's transformation to a next-generation communication solutions provider. Ray drove key operational initiatives including major facility relocations and supply chain enhancements, which led to significant expense reductions. In his new role, Ray will work with me and expand his daily impact while aligning and integrating our go-to-market functions across all business units and product areas.”

“Regardless of a challenging fiscal 2023 that interrupted our upward growth trajectory of six years, we are proud of our track record of delivering attractive growth and profitability. Looking ahead to 2024 and beyond, I am optimistic about our future prospects. The progress we made in 2023 to become a leaner and more efficient operation will have a meaningful impact on profitability as carrier spending normalizes and we work to return to sales and profitable growth,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, March 18, 2024, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2024 first quarter financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 332163.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, Rhode Island and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and demand for our products, current and future purchase orders, and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s cash and liquidity needs, ability to continue as a going concern, non-compliance with terms and covenants in our credit facility, changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income, non-GAAP net loss and non-GAAP earnings per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA, we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company’s consolidated financial statements pre-pared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com IR Contact: Margaret Boyce Financial Profiles, Inc. (310) 622-8247 RFIL@finprofiles.com

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RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Jan. 31,	Oct. 31,
	2024	2023
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,488	$4,897
Trade accounts receivable, net	8,307	10,277
Inventories	17,971	18,730
Other current assets	2,139	2,136
TOTAL CURRENT ASSETS	32,905	36,040

Property and equipment, net	4,856	4,924
Operating right of use asset, net	15,315	15,689
Goodwill	8,085	8,085
Amortizable intangible assets, net	13,173	13,595
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	3,344	2,494
Other assets	277	277
TOTAL ASSETS	$79,129	$82,278

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,061	$7,773
Line of Credit	500	1,000
Current portion of Term Loan	2,424	2,424
Current portion of operating lease liabilities	1,338	1,314
TOTAL CURRENT LIABILITIES	11,323	12,511

Operating lease liabilities	19,034	19,284
Term Loan, net of debt issuance cost	10,117	10,721
TOTAL LIABILITIES	40,474	42,516

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,495,548 and 10,343,223 shares issued and outstanding at January 31, 2024 and October 31, 2023, respectively	105	104
Additional paid-in capital	26,341	26,087
Retained earnings	12,209	13,571
TOTAL STOCKHOLDERS' EQUITY	38,655	39,762

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$79,129	$82,278

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2024	2023
	(unaudited)	(unaudited)

Net sales	$13,458	$18,343
Cost of sales	10,155	13,257

Gross profit	3,303	5,086

Operating expenses:
Engineering	769	961
Selling and general	4,619	5,294
Total operating expenses	5,388	6,255

Operating loss	(2,085)	(1,169)

Other expense	(108)	(153)

Loss before benefit for income taxes	(2,193)	(1,322)
Benefit for income taxes	(831)	(160)

Consolidated net loss	$(1,362)	$(1,162)

Loss per share - Basic	$(0.13)	$(0.11)
Loss per share - Diluted	$(0.13)	$(0.11)

Weighted average shares outstanding:
Basic	10,410,580	10,222,540
Diluted	10,410,580	10,222,540

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Loss
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2024	2023
Consolidated net loss	$(1,362)	$(1,162)
Stock-based compensation expense	255	212
Non-cash and other one-time charges	95	444
Severance	-	50
Amortization expense	422	431
Non-GAAP net loss	$(590)	$(25)

Non-GAAP loss per share:
Basic	$(0.06)	$(0.00)
Diluted	$(0.06)	$(0.00)

Weighted average shares outstanding
Basic	10,410,580	10,222,540
Diluted	10,410,580	10,222,540

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended
	January 31,
	2024	2023
Consolidated net loss	$(1,362)	$(1,162)
Stock-based compensation expense	255	212
Non-cash and other one-time charges	95	444
Severance	-	50
Amortization expense	422	431
Depreciation expense	211	110
Other expense	108	153
Benefit for income taxes	(831)	(160)
Adjusted EBITDA	$(1,102)	$78